Dobson Communications completes strong 2002
                      With Record Fourth Quarter net income

      -- Net Income Was $8.3 Million, Compared with Net Loss in 4Q 2001 --

               -- EBITDA Increased 18 Percent to $70.2 Million --

            -- $179 Million of Preferred Stock and Debt Repurchased
                           Since September 1, 2002 --

             -- Dobson Ended 2002 with $295 Million Cash Position --

     OKLAHOMA CITY, March 5, 2003 (PRIMEZONE) -- Dobson Communications Corporation (NASDAQ:DCEL) reported net income of $8.3 million for its fourth quarter ended December 31, 2002, compared with a net loss of $29.4 million for the final quarter of the previous year. Net income for the fourth quarter of 2002 included non-cash income tax expense of $5.3 million (Table 1).

     Dobson recorded net income applicable to common shareholders for the final quarter of $25.6 million, which included non-cash dividends of $22.8 million on preferred stock and a gain of $40.1 million for the excess of carrying value over the repurchase price of preferred stock. This $40.1 million reflected the repurchase, through a subsidiary of Dobson Communications, of $66.6 million (liquidation preference amount) of its 12.25% and 13% Senior Exchangeable Preferred Stock during the fourth quarter. Please see "Debt and Preferred Stock Obligations Reduced" below.

     For the fourth quarter of 2001, Dobson recorded a $52.3 million net loss applicable to common shareholders, which was based on a net loss of $29.4 million and non-cash dividends of $22.9 million on preferred stock. Dobson's fourth quarter 2001 net loss of $29.4 million also included a charge of $16.7 million, net of taxes, for amortization of licenses. Licenses are not amortized in 2002 results due to the adoption of SFAS No. 142.

     Dobson's EBITDA was $70.2 million for the fourth quarter of 2002, an 18 percent increase over last year's fourth quarter EBITDA of $59.5 million. This strong increase reflected an EBITDA margin of 44.0 percent of total revenue in the fourth quarter, compared with 39.7 percent for the same quarter last year. Higher profitability in its local service business helped the Company's margins in the fourth quarter, along with lower sales volumes that reduced variable sales and marketing expenses.

     EBITDA represents earnings before interest, taxes, depreciation, amortization, loss from investment in joint venture, income (loss) from discontinued operations, loss from change in accounting principle and income from extraordinary items.

     Dobson's reported 58,200 gross subscriber additions for the fourth quarter of 2002, compared with 65,000 for the same quarter last year. Net subscriber additions for the quarter of 18,900, reflecting customer churn of 1.8 percent. For the fourth quarter last year, Dobson reported 30,400 total net subscriber additions and churn of 2.1 percent.

     The Company reported total revenue of $159.4 million for the fourth quarter ended December 31, 2002, an increase of 6 percent over total revenue of $150.1 million for the same quarter of the previous year. Local service revenue increased 11 percent to $94.8 million, compared with $85.4 million for the fourth quarter last year.

     Fourth quarter roaming revenue declined slightly to $59.7 million from $59.9 million in the fourth quarter of 2001. Roaming traffic on the Dobson network was approximately 36 percent higher in the fourth quarter of 2002 than it was in the same period last year, offset by expected declines in roaming yields in 2002.

     In the fourth quarter, Dobson continued to sell a high percentage of calling plans that concentrate call traffic on its network and those of its major roaming partners. Sales of local and preferred network calling plans accounted for 69 percent of gross subscriber additions.

     Average revenue per unit (ARPU) for the fourth quarter of 2002 of approximately $43, in line with ARPU for the same quarter last year.

     The Company continued to reduce cash cost per unit (CCPU) on a year-over-year basis. In the fourth quarter of 2002, CCPU was approximately $21, down from $23 for the same period last year, despite average customer minutes of use (MOUs) increasing almost 20 percent in the most recent quarter. CCPU reflects local operating costs and excludes the costs of subscriber acquisition and costs associated with the Company's roaming, or wholesale, business. Consequently, Dobson's fourth quarter EBITDA margin on its local service revenue rose to 23.7 percent, compared with 13.6 percent for the same quarter last year.

     Capital expenditures were approximately $18.8 million in the fourth quarter, bringing total 2002 capital expenditures to $83.9 million.

     At December 31, 2002, Dobson had $294.5 million in unrestricted cash (Table
2) and approximately $14.2 million in restricted cash in escrow related to the four properties it sold to Verizon. However, approximately $7.1 million was released from escrow in February 2003 and, as required, was used to pay down Dobson credit facilities. At the end of the quarter, Dobson had approximately $125 million in available borrowing capacity under its subsidiaries' credit facilities.

Debt and Preferred Stock Obligations Reduced

     From the inception of its repurchase program to date, Dobson has repurchased a total of approximately $168 million (liquidation preference amount) of its preferred stock. Of this amount, the Company repurchased $41.1 million in the third quarter of 2002, $66.6 million in the fourth quarter, and $59.9 million in the first quarter of 2003, at a costs of $10.9 million, $27.8 million and $36.4 million respectively.

     Dobson  also  repurchased   $11.5  million   (principal  value)  of  12.25%
Dobson/Sygnet Senior Notes in the third quarter, at a cost of $8.9 million.

     The attached "Selected Financial Data" (Table 2) reflects the cancellation of $107.7 million in preferred stock that was repurchased prior to year-end 2002, along with $1.3 million in dividends. The effects of the $59.9 million in preferred stock that was repurchased in the first quarter of 2003 will be reflected on the March 31, 2003 balance sheet when Dobson reports its first quarter.

     Dobson's current balance sheet also continues to include $200 million in Dobson Series AA Preferred Stock, which is owned by AT&T Wireless. In December 2002, Dobson signed a definitive agreement to exchange its two properties in California for AT&T Wireless' two properties in Alaska. Upon completion of this agreement, AT&T Wireless has agreed to transfer to Dobson all of its outstanding Series AA preferred stock, which Dobson plans to cancel. Completion of the exchange remains subject to federal regulatory approvals and certain other conditions, as set out in the Asset Exchange Agreement.

     "We are focused on strengthening our balance sheet by reducing overall leverage," said Everett R. Dobson, president, chairman and chief executive officer. "We began last year by selling four properties to Verizon Wireless and using the proceeds to reduce debt by $325 million. Since then we have repurchased another $168 million in preferred stock, which we have cancelled or will cancel at the end of the current quarter.

     "Altogether since the beginning of 2002, we have reduced our net debt and PIK leverage multiple to 5.8X from 8.2X. This includes the reduction in Dobson's credit facility and all PIK and debt repurchases, and it assumes completion of the AT&T Wireless property swap," he said. "These balance sheet improvements will also save slightly more than $50 million annually in dividend and interest payments."

     The Company may from time to time continue to repurchase preferred stock or senior notes in open market or privately negotiated transactions at prices that the Company deems appropriate.

Dobson CC Limited Partnership

     As previously disclosed, Dobson's principal stockholder, Dobson CC Limited Partnership (DCCLP) has a credit agreement with Bank of America, N.A. DCCLP has pledged certain assets, including securities that represent controlling interests in DCCLP and in Dobson Communications, against the loan. The current term of the loan expires on March 31, 2003, unless extended. If the loan is not paid at maturity or if a default occurs under the loan agreements, and if the lender elects to foreclose on the collateral, Dobson could experience a change of control.

     Upon a change of control, Dobson Communications and its subsidiary, Dobson/Sygnet Communications Company (Dobson/Sygnet), would be required to offer to purchase each of their outstanding senior notes at 101% of the principal amount, plus accrued and unpaid interest. In addition, Dobson Communications would be required to offer to purchase its outstanding senior preferred stock at 101% of the aggregate liquidation preference. There can be no assurance that the two entities would have the funds necessary to complete these repurchases.

     If either failed to complete the purchases of the tendered senior notes, the note holders or their indenture trustees would be entitled to accelerate the maturity of the senior notes. If Dobson Communications failed to complete the purchase of its outstanding senior preferred stock, the holders of those two series of senior preferred stock would be entitled to elect two additional directors to Dobson's board of directors. The Dobson and Dobson/Sygnet credit facilities prohibit them from making the required offers to purchase.

     A change of control would also constitute an event of default under the bank credit facilities of Dobson and Dobson/Sygnet, entitling the lenders to accelerate the maturity of credit facility debt.

     Representatives of DCCLP are currently in discussions with Bank of America concerning a possible extension or restructuring of the loan. There can be no assurance that DCCLP will be successful in these discussions.

American Cellular Corporation

     American Cellular reported a net loss applicable to common shareholders of $424.1 million for the quarter ended December 31, 2002, almost all of which was attributable to an impairment of goodwill of $423.9 million (Table 1, footnote, and Table 4). Under SFAS No. 142, wireless companies must re-evaluate at least annually the value of their licenses and goodwill related to acquisitions, recording charges if current values on licenses and properties have declined. American Cellular's impairment charge in the fourth quarter of 2002 did not impact Dobson, because Dobson had previously written off its investment in American in June 2002.

     For the fourth quarter of 2001, American recorded a net loss of $37.0 million. This included a charge of $23.1 million, net of taxes, related to the amortization of licenses and goodwill.

     American Cellular's EBITDA increased approximately 19 percent to $45.1 million for the quarter, compared with $37.9 million for the same period last year. EBITDA margin was 39.9 percent, compared with 36.4 percent in the fourth quarter last year.

     American Cellular's increased EBITDA reflected its continued success in selling calling plans that concentrate customer traffic on its networks and those of its major roaming partners. Approximately 77 percent of fourth quarter gross subscriber additions represented sales of local and preferred calling plans. A lower number of analog-to-digital migrations in this year's fourth quarter - 5,000 versus 11,500 last year - also accounted for some of the improvement in EBITDA margin.

     Net subscriber additions for the quarter were 17,300, compared with 24,400 for the same quarter last year. American's churn for the fourth quarter was 2.0 percent, compared with 1.8 percent in the fourth quarter of 2001.

     American reported total revenue of $112.9 million for the fourth quarter of 2002, an increase of 8 percent over $104.3 million for the same period last year. Local service revenue at the company was $76.3 million for the quarter, an increase of 12 percent over the total of $68.4 million for the same quarter of 2001.

     Roaming revenue for the fourth quarter of 2002 was approximately $32.7 million, compared with $31.1 million for the same quarter last year.

     Average revenue per unit (ARPU) for the fourth quarter of 2002 was approximately $39, compared with $38 for the same quarter last year. Cash cost per unit (CCPU) in the fourth quarter was approximately $18, compared with CCPU of approximately $21 for the same period last year, despite a 15 percent increase in its monthly average customer minutes of use (MOUs). EBITDA margin on local service revenue consequently rose to 24.8 percent for the fourth quarter, compared with 19.2 percent for the same quarter last year.

     American Cellular's capital expenditures were approximately $10.0 million in the fourth quarter, bringing its year-to-date total to $48.8 million.

     American Cellular had approximately $15.9 million unrestricted cash and $42.3 million in restricted cash on its balance sheet as of December 31, 2002. Of the restricted cash, $34.1 million is in escrow to pay the April 2003 interest payment on its 9.5% Senior Subordinated Notes. The remaining $8.2 million was in escrow on December 31, 2002, related to the sale of the Tennessee RSA No. 4 to Verizon. In February 2003, approximately $4.1 million was released from escrow and used to reduce the amount outstanding on American's bank credit facility.

     Since June 30, 2002, American Cellular has not been in compliance with the total debt leverage ratio covenant in its bank credit facility. Consequently, American Cellular's banks have the right, but not the obligation, to accelerate repayment of the outstanding balance of its credit facility, which at December 31, 2002, was approximately $894.3 million, down from $904.9 million at September 30, 2002. To date, no such acceleration has occurred, and American Cellular's management continues to hold discussions with its bank lenders and with representatives of certain of the ACC bondholders concerning a potential reorganization.

     As a result of the non-compliance, the bank commitment amount on the American Cellular credit facility was reduced to outstanding borrowings on December 31, 2002, and the company currently has no available borrowing capacity.

     American Cellular's debt is non-recourse to Dobson Communications and to American Cellular's other owner, AT&T Wireless.Conference Call

     Dobson plans to conduct a conference call to discuss its fourth quarter results on Thursday, March 6, beginning at 9 a.m. ET (8 a.m. CT). On the conference call, the Company expects to discuss current market conditions and its operating outlook. The call will also be broadcast on the Internet.

              Those interested may access the call by dialing:

              Conference call       (800) 665-0430
              Pass code             545662

     The call may also be accessed via the Internet through the Investor Relations page of Dobson's web site at www.dobson.net. A replay of the call will be available later in the day via Dobson's web site or by phone.

              Replay                (888) 203-1112
              Pass code             545662

     The replay will be available by phone for two weeks.

     Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the rapidly growing Company owns or manages wireless operations in 17 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition, shortages of key equipment, restrictions on the Company's ability to finance its growth and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:
J. Warren Henry
Dobson Communications
(405) 529-8820

Table 1

Dobson Communications Corporation
Statements of Operations
(Includes American Cellular ownership on an equity basis)
                                                                             Three Months Ended                  Year Ended
                                                                                December 31,                     December 31,
                                                                                ------------                     ------------
                                                                            2002            2001             2002           2001
                                                                            ----            ----             ----           ----
                                                                                    ($ in thousands except per share data)
Operating Revenue
      Service revenue                                                     $ 94,759        $  85,359        $ 373,517      $ 329,029
      Roaming revenue                                                       59,735           59,943          237,801        247,630
      Equipment & other revenue                                              4,941            4,820           20,229         22,745
                                                                        ----------       ----------       ----------     ----------
         Total                                                             159,435          150,122          631,547        599,404
                                                                        ----------       ----------       ----------     ----------

Operating Expenses
(excluding depreciation & amortization)
      Cost of service                                                       39,762           41,688          165,677        164,198
      Cost of equipment                                                     11,510           11,939           46,264         50,754
      Marketing & selling                                                   17,297           18,915           73,360         74,798
      General & administrative                                              20,640           18,033           80,342         74,483
                                                                        ----------       ----------       ----------     ----------
         Total                                                              89,209           90,575          365,643        364,233
                                                                        ----------       ----------       ----------     ----------
EBITDA                                                                      70,226           59,547          265,904        235,171

      Depreciation & amortization                                          (21,910)         (48,121)         (87,993)      (184,427)
                                                                        ----------       ----------       ----------     ----------
Operating income                                                            48,316           11,426          177,911         50,744

      Minority interest                                                     (1,653)          (1,497)          (6,833)        (5,895)
      Loss from investment in joint venture (1)                                  -          (18,491)        (184,381)       (69,182)
      Other (loss) income, net                                              (5,085)          (3,897)          (1,755)         1,792
                                                                        ----------       ----------       ----------     ----------
Income (loss) before interest & income taxes                                41,578          (12,459)         (15,058)       (22,541)
      Interest expense                                                     (27,709)         (31,670)        (119,665)      (143,020)
      Income tax (expense) benefit                                          (5,275)           9,585           41,165         36,650
                                                                        ----------       ----------       ----------     ----------
Income (loss) from continuing operations                                     8,594          (34,544)         (93,558)      (128,911)
Discontinued operations:
      Income from discontinued operations,
        net of taxes                                                             -            5,236            5,121          1,337
      Loss from discontinued operations from
        investment in joint venture                                              -              (75)            (327)          (720)
      Gain from disposal of discontinued operations,
        net of taxes                                                             -                -           88,315              -
      Gain from disposal of discontinued operations
        from investment in joint venture                                         -                -            6,736              -
                                                                        ----------       ----------       ----------     ----------
Income (loss) before cumulative effect of change in
  accounting principle                                                       8,594          (29,383)           6,287       (128,294)
      Cumulative effect of change in accounting
        principle, net of taxes                                                  -                -          (33,294)             -
      Cumulative effect of change in accounting principle
        from investment in joint venture                                         -                -         (140,820)             -
                                                                        ----------       ----------       ----------     ----------
Income (loss) before extraordinary items                                     8,594          (29,383)        (167,827)      (128,294)
      Extraordinary (loss) gain, net of taxes                                 (270)               -            1,365              -
                                                                        ----------       ----------       ----------     ----------
Net Income (loss)                                                            8,324          (29,383)        (166,462)      (128,294)
      Dividends on preferred stock                                         (22,837)         (22,893)         (94,451)       (86,326)
      Excess of face value over repurchase price of preferred stock         40,091                -           70,323              -
                                                                        ----------       ----------       ----------     ----------
Net Income (loss) applicable to common shareholders                       $ 25,578        $ (52,276)      $ (190,590)    $ (214,620)
                                                                        ==========       ==========       ==========     ==========

Basic net income (loss) applicable to common shareholders
  per common share:
      Continuing operations                                                 $ 0.09          $ (0.37)         $ (1.03)       $ (1.37)
      Discontinued operations                                                    -             0.06             1.10           0.01
      Change in accounting principle                                             -                -            (1.92)             -
      Extraordinary gain                                                         -                -             0.02              -
      Dividends on and redemption of preferred stock                          0.19            (0.25)           (0.27)         (0.92)
                                                                        ----------       ----------       ----------     ----------
Total basic and diluted net income (loss) applicable to
  common shareholders per common share                                      $ 0.28          $ (0.56)         $ (2.10)       $ (2.28)
                                                                        ==========       ==========       ==========     ==========

Basic and diluted weighted average common shares outstanding            90,109,318       93,384,356       90,671,688     93,969,310
                                                                        ==========       ==========       ==========     ==========

(1)  Represents the Company's 50% ownership in the Net Loss from American Cellular, up to the amount invested.

         Detailed as follows:
                                                                           For the         For the          For the       For the
                                                                         three months    three months     three months  three months
                                                                            ended            ended            ended         ended
                                                                           December         December         December      December
                                                                           31, 2002         31, 2001         31, 2002      31, 2001
                                                                           --------         --------         --------      --------
         EBITDA                                                             45,097           37,939          180,297        155,947
         Depreciation and Amortization                                     (17,050)         (47,713)         (66,745)      (182,637)
         Interest Expense                                                  (32,756)         (41,657)        (142,004)      (165,457)
         Other Income, net                                                     423            1,245            1,388          3,723
         Income tax benefit                                                  5,272           14,470           14,383         52,200
         Impairment of Goodwill                                           (423,894)               -         (800,894)             -
         Dividends on preferred stock                                       (1,217)          (1,264)          (4,661)        (2,139)
                                                                        ----------       ----------       ----------     ----------
             Net Loss of American Cellular from continuing
               operations (100%)                                          (424,125)         (36,980)        (818,236)      (138,363)
                                                                        ==========       ==========       ==========     ==========

Table 2

Dobson Communications Corporation
Selected Financial Data
                                                                     December 31, 2002         December 31, 2001
                                                                     -----------------         -----------------
                                                                      ($ in millions)           ($ in millions)
Cash and cash equivalents                                                 $   294.5                $   161.6
                                                                          =========                =========

Total Debt: (1)
      Dobson Operating Co., L.L.C. credit facility                        $   501.0                $   822.3
      Dobson/Sygnet credit facility                                           285.4                    300.1
      DCC 10.875% Senior Notes, net                                           298.2                    298.1
      Dobson/Sygnet Senior Notes                                              188.5                    200.0
      Other                                                                       -                      0.4
                                                                          ---------                ---------
            Total debt                                                    $ 1,273.1                $ 1,620.9
                                                                          =========                =========

 Preferred Stock:
      Series AA Preferred Stock, 5.96%                                    $   200.0                $   200.0
      Senior Exchangeable Preferred Stock, 12.25%, net (2)                    362.3 (3)                351.2
      Senior Exchangeable Preferred Stock, 13.00%, net (4)                    196.0 (5)                230.7
                                                                          ---------                ---------
            Total preferred stock                                         $   758.3                $   781.9
                                                                          =========                =========



                                                                         Year Ended               Year Ended
                                                                      December 31, 2002         December 31, 2001
                                                                      -----------------         -----------------
                                                                      ($ in millions)           ($ in millions)

Capital Expenditures: (6)                                                 $    83.9                $    93.0
                                                                          =========                =========

(1)  Does not include our  proportionate  interest in American  Cellular's total debt of $1.6 billion for the year ended December 31, 2002 and $1.8 billion for the year ended December 31, 2001.

(2)  Net of deferred  financing  costs of $(4.2)  million and $(5.7)  million and  discount of $(8.4)  million and
     $(10.5) million for the year end December 31, 2002 and 2001, respectively

(3)  Subsequent to December 31, 2002, the Company repurchased $32.4 million carrying value of its 12.25% preferred stock,  reducing this  outstanding  balance to $331.4 million before  amortization of financing costs and the discount.

(4)  Net of deferred financing costs of $(2.8) million $(4.3) million for the year end December 31, 2002 and 2001, respectively

(5)  Subsequent to December 31, 2002, the Company  repurchased  $27.5 million  carrying value of its 13% preferred stock, reducing this outstanding balance to $167.1 million before amortization of financing costs.

(6)  Does not include our proportionate share of American Cellular's capital  expenditures  totaling $48.8 million for the year ended December 31, 2002 and $74.9 million for the year ended December 31, 2001.

Table 3

Dobson Communications Corporation
For the Quarter Ended                     2/31/2001            03/31/2002         06/30/2002          09/30/2002          12/31/2002
                                          ---------            ----------         ----------          ----------          ----------
                                                                    ($ in thousands except per subscriber data)
                                                                                   (unaudited)
Operating Revenue
       Service revenue                    $  85,359            $  86,674          $  94,290           $  97,794            $ 94,759
       Roaming revenue                       59,943               51,880             60,875              65,312              59,735
       Equipment & other revenue              4,820                4,571              4,716               6,000               4,941
                                          ---------            ---------          ---------           ---------           ---------
             Total                          150,122              143,125            159,881             169,106             159,435
                                          ---------            ---------          ---------           ---------           ---------

Operating Expenses
(excluding depreciation & amortization)
       Cost of service                       41,688               40,628             43,229              42,058              39,762
       Cost of equipment                     11,939               11,333             11,298              12,124              11,510
       Marketing & selling                   18,915               17,800             19,198              19,064              17,297
       General & administrative              18,033               19,697             19,495              20,510              20,640
                                          ---------            ---------          ---------           ---------           ---------
             Total                           90,575               89,458             93,220              93,756              89,209
                                          ---------            ---------          ---------           ---------           ---------

EBITDA (1)                                $  59,547            $  53,667          $  66,661           $  75,350            $ 70,226
                                          =========            =========          =========           =========           =========

EBITDA Margin                                 39.7%                37.5%              41.7%               44.6%               44.0%

Pops                                      6,354,000            6,354,000          6,354,000           6,354,000           6,354,000

Post-paid
       Gross Adds                            65,000               58,400             61,400              58,800              58,200
       Net Adds                              22,800               11,100             25,900              15,500              18,200
       Subscribers                          668,800              679,900            705,800             721,300             739,500
       Churn                                   2.1%                 2.3%               1.7%                2.0%                1.8%
       Average Service Revenue per
             Subscriber                   $      43            $      42          $      45           $      45                $ 43
       Average Service and Roaming
             Revenue per Subscriber       $      73            $      68          $      74           $      76                $ 70

Pre-paid
       Net Adds                               2,700                1,700             (3,700)             (4,600)             (1,300)
       Subscribers                           14,600               16,300             12,600               8,000               6,700

Reseller
       Net Adds                               4,900                 (700)               100               3,400               2,000
       Subscribers                           16,800               16,100             16,200              19,600              21,600

Total
       Net Adds                              30,400               12,100             22,300              14,300              18,900
       Subscribers (2)                      700,200              712,300            734,600             748,900             767,800
       Penetration                            11.0%                11.2%              11.6%               11.8%               12.1%

(1)  Includes $1.9 million,  $1.9 million, $2.1 million, $2.2 million and $2.1 million of EBITDA for the quarters ended December 31,
     2001, March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 respectively, related to minority interests.

(2)  Billing reconciliation included in fourth quarter 2001 subscribers.

Table 4

American Cellular Corporation

For the Quarter Ended                          12/31/2001         03/31/2002        06/30/2002       09/30/2002       12/31/2002
                                               ----------         ----------        ----------       ----------       ----------
                                                                        ($ in thousands except per subscriber data)
                                                                                        (unaudited)
Operating Revenue
       Service revenue                          $  68,389         $   70,187        $   76,260        $  79,430        $  76,267
       Roaming revenue                             31,050             26,593            35,592           40,237           32,725
       Equipment & other revenue                    4,858              3,103             3,958            4,535            3,943
                                                ---------          ---------         ---------        ---------        ---------
           Total                                  104,297             99,883           115,810          124,202          112,935
                                                ---------          ---------         ---------        ---------        ---------

Operating Expenses
(excluding depreciation & amortization)
       Cost of service                             28,807             27,374            29,273           28,392           25,372
       Cost of equipment                            7,552              7,446             7,704            9,053           10,003
       Marketing & selling                         14,045             13,574            14,813           15,031           14,205
       General & administrative                    15,954             16,682            16,956           18,396           18,258
                                                ---------          ---------         ---------        ---------        ---------
           Total                                   66,358             65,076            68,746           70,872           67,838
                                                ---------          ---------         ---------        ---------        ---------

EBITDA                                          $  37,939         $   34,807        $   47,064        $  53,330        $  45,097
                                                =========          =========         =========        =========        =========

EBITDA Margin                                       36.4%              34.8%             40.6%            42.9%            39.9%

Pops                                            4,997,000          4,997,000         4,997,000        4,997,000        4,997,000

Post-paid
       Gross Adds                                  55,000             46,800            48,700           49,900           53,000
       Net Adds                                    23,000             10,100            16,400           11,200           14,800
       Subscribers                                605,300            615,400           631,800          643,000          657,800
       Churn                                         1.8%               2.0%              1.7%             2.0%             2.0%
       Average Service Revenue per
           Subscriber                                $ 38               $ 38              $ 40             $ 41             $ 39
       Average Service and Roaming
           Revenue per Subscriber                    $ 55               $ 52              $ 59             $ 62             $ 55

Pre-paid
       Net Adds                                      (500)              (200)             (200)            (300)             900
       Subscribers                                  4,700              4,500             4,300            4,000            4,900

Reseller
       Net Adds                                     1,900                200              (500)           4,300            1,600
       Subscribers                                 22,100             22,300            21,800           26,100           27,700

Total
       Net Adds                                    24,400             10,100            15,700           15,200           17,300
       Subscribers (1)                            632,100            642,200           657,900          673,100          690,400
       Penetration                                  12.6%              12.9%             13.2%            13.5%            13.8%

(1)  Billing reconciliation included in fourth quarter 2001 subscribers.

Table 5

Dobson Operating Company LLC
For the Quarter Ended                             12/31/2001       03/31/2002      06/30/2002        09/30/2002       12/31/2002
                                                                     ($ in thousands except per subscriber data)
                                                                                   (unaudited)
Operating Revenue
       Service revenue                            $  50,591        $  52,501        $  56,999          $  58,676       $  57,000
       Roaming revenue                               47,753           41,561           48,358             52,116          47,419
       Equipment & other revenue                      3,169            3,202            3,418              3,921           3,279
                                                  ---------        ---------        ---------          ---------       ---------
Total                                               101,513           97,264          108,775            114,713         107,698
                                                  ---------        ---------        ---------          ---------       ---------

Operating Expenses
(excluding depreciation & amortization)
       Cost of service                               30,289           29,675           31,640             30,775          28,915
       Cost of equipment                              5,975            6,905            6,867              7,147           7,410
       Marketing & selling                           12,045           11,765           12,716             12,599          11,045
       General & administrative                      11,704           12,883           12,346             13,013          12,857
                                                  ---------        ---------        ---------          ---------       ---------
Total                                                60,013           61,228           63,569             63,534          60,227
                                                  ---------        ---------        ---------          ---------       ---------

EBITDA (1)                                        $  41,500        $  36,036        $  45,206          $  51,179       $  47,471
                                                  =========        =========        =========          =========       =========

EBITDA Margin                                         40.9%            37.1%            41.6%              44.6%           44.1%

Pops                                              3,996,300        3,996,300        3,996,300          3,996,300       3,996,300

Post-paid
       Gross Adds                                    36,400           36,500           39,400             36,800          36,300
       Net Adds                                      12,000            7,200           16,100              6,200           7,700
       Subscribers                                  384,200          391,400          407,500            413,700         421,400
       Churn                                           2.2%             2.4%             1.9%               2.5%            2.3%
       Average Service Revenue per
             Subscriber                                $ 44             $ 44             $ 47               $ 47            $ 45

             Revenue per Subscriber                    $ 86             $ 80             $ 87               $ 89            $ 83

Pre-paid
       Net Adds                                       2,400            1,600           (3,600)            (4,600)         (1,600)
       Subscribers                                   14,000           15,600           12,000              7,400           5,800

Reseller
       Net Adds                                       1,600           (1,000)             500              3,700           2,200
       Subscribers                                   11,700           10,700           11,200             14,900          17,100

Total
       Net Adds                                      16,000            7,800           13,000              5,300           8,300
       Subscribers (2)                              409,900          417,700          430,700            436,000         444,300
       Penetration                                    10.3%            10.5%            10.8%              10.9%           11.1%

(1)  Includes $1.9 million,  $1.9 million, $2.1 million, $2.2 million and $2.1 million of EBITDA for the quarters ended December 31,
     2001, March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002 respectively, related to minority interests.

(2)  Billing reconciliation included in fourth quarter 2001 subscribers.

Table 6

Dobson/Sygnet Communications Company
For the Quarter Ended                            12/31/2001        03/31/2002        06/30/2002        09/30/2002       12/31/2002
                                                                       ($ in thousands except per subscriber data)
                                                                                      (unaudited)
Operating Revenue
       Service revenue                           $  34,769         $  34,076         $  37,097         $  39,118        $  37,760
       Roaming revenue                              12,189            10,319            12,516            13,196           12,315
       Equipment & other revenue                     1,651             1,370             1,298             2,079            1,662
                                                 ---------         ---------         ---------         ---------        ---------
Total                                               48,609            45,765            50,911            54,393           51,737
                                                 ---------         ---------         ---------         ---------        ---------

Operating Expenses
(excluding depreciation & amortization)
       Cost of service                              11,399            10,953            11,589            11,284           10,847
       Cost of equipment                             5,964             4,428             4,431             4,977            4,100
       Marketing & selling                           6,870             6,035             6,482             6,465            6,252
       General & administrative                      6,332             6,510             6,980             7,326            7,695
                                                 ---------         ---------         ---------         ---------        ---------
Total                                               30,565            27,926            29,482            30,052           28,894
                                                 ---------         ---------         ---------         ---------        ---------

EBITDA                                           $  18,044         $  17,839         $  21,429         $  24,341        $  22,843
                                                 =========         =========         =========         =========        =========

EBITDA Margin                                        37.1%             39.0%             42.1%             44.8%            44.2%

Pops                                             2,357,700         2,357,700         2,357,700         2,357,700        2,357,700

Post-paid
       Gross Adds                                   28,600            21,900            22,000            22,000           21,900
       Net Adds                                     10,800             3,900             9,800             9,300           10,500
       Subscribers                                 284,600           288,500           298,300           307,600          318,100
       Churn                                          2.1%              2.1%              1.4%              1.4%             1.2%
       Average Service Revenue per
              Subscriber                              $ 41              $ 39              $ 42              $ 43             $ 40
       Average Service and Roaming
             Revenue per Subscriber                   $ 56              $ 51              $ 56              $ 57             $ 53

Pre-paid
       Net Adds                                        300               100              (100)                -              300
       Subscribers                                     600               700               600               600              900

Reseller
       Net Adds                                      3,300               300              (400)             (300)            (200)
       Subscribers                                   5,100             5,400             5,000             4,700            4,500

Total
       Net Adds                                     14,400             4,300             9,300             9,000           10,600
       Subscribers (1)                             290,300           294,600           303,900           312,900          323,500
       Penetration                                   12.3%             12.5%             12.9%             13.3%            13.7%

(1)    Billing reconciliation included in fourth quarter 2001 subscribers.